Filed Pursuant to Rule 424(b)(3)
File No. 333-130688

PROSPECTUS SUPPLEMENT NO. 1
(To prospectus dated January 25, 2006)

11,695,959 Shares

Common Shares

This prospectus supplement relates to the sale of up to 11,695,959 of our common shares and supplements and amends the prospectus dated January 25, 2006.  This prospectus supplement, together with the prospectus described above, is to be used by certain holders of our common shares and the common shares issuable upon exercise of our warrants acquired by the selling shareholders pursuant to either private placements or other exempt transactions between us and the selling shareholders.

The table appearing under the caption entitled, “The Selling Shareholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the information below.  The information below was furnished to us by the selling shareholders listed below and reflects their holdings as of November 20, 2006.

	Shares Beneficially Owned				Shares Beneficially Owned
	Prior to the Offering				After the Offering (1)
		Number of				Number of
		Shares		Number of		Shares
		Underlying		Shares		Underlying
Name of Selling Securityholder	Number	Warrants	Percent	Offered	Number	Warrants	Percent

Omicron Master Trust (11) c/o Omicron Capital, LP 650 Fifth Avenue, 24th Floor New York, NY 10019	0	47,667	*	47,667	0	0	*

Rockmore Investment Master Fund Ltd. (16) c/o Rockmore Capital, LLC 150 East 58th Street, 28th Floor New York, NY 10155	53,077	22,100	*	75,177	0	0	*

*              Indicates less than 1%.

(1)           Assumes all of the common shares registered are sold.

(11)         Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the over our common shares owned by Omicron, and Winchester may be deemed to share voting and dispositive power over our common shares owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such of our common shares. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the common shares owned by Omicron and, as of the date of this prospectus supplement, Mr. Oliver H. Morali, an officer of OCI and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the common shares owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositve power over our common shares owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such common shares and neither of such persons has any legal right to maintain such delegated authority. No other persons has sole or shared voting or dispositive power with respect to our common shares being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates”of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a selling shareholder. No person or  “group” (as that term is used in Section 13(d) of the Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(16)         Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”).  By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispostive power over our common shares owned by Rockmore Master Fund.  Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such common shares.  Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolion management decisions with respect to our common shares owned by Rockmore Master Fund and, as of November 20, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of our common shares owned by Rockmore Master Fund.  Messrs. Bernstein and Daly disclaim beneficial ownership of such of our common share and neither of such persons has any legal right to maintain such authority.  No other person has sold or shared voting or dispositive power with respect to our common shares as those terms are used for purposes under Regulation 13d-G of the Securities Exchange Act of 1934, as amended.  No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act, of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 4 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 8, 2006.